Exhibit 10.1

DOMAIN NAME TRANSFER AGREEMENT

This Domain Name Transfer Agreement (the “Agreement”) dated this 18th day of October, 2011 (the “Effective Date”)

BETWEEN:

Banks.com, Inc., 425 Market Street, Suite 2200, San Francisco, California, 94105, United States of America (“Vendor”)

AND

Quidsi, Inc., 10 Exchange Place, 25th Floor, Jersey City, New Jersey 07302, United States of America (“Purchaser”)

WITNESSES THAT WHEREAS:

A.	Vendor is the registrant of the Internet domain name look.com (the “Domain Name”); and

B.	Vendor has agreed to sell and Purchaser has agreed to purchase the Domain Name on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the premises, covenants and agreements herein contained, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE

1.1	Vendor hereby sells, transfers and assigns to Purchaser, all of Vendor’s right, title and interest in and to the Domain Name, including all of Vendor’s rights as the registrant of the Domain Name, and including any Trademark rights in look.com.

2.	PURCHASE PRICE

2.1	The purchase price payable by Purchaser to Vendor for the Domain Name is $400,000.00 USD (the “Purchase Price”), inclusive of all taxes of any sort. The Purchase Price will be payable upon successful completion of the transfer of the Domain Name registration (the “Registration”) to Purchaser.

3.	TRANSFER OF DOMAIN NAME AND PAYMENT OF PURCHASE PRICE

3.1	Immediately upon execution and delivery of this Agreement, each of the parties will work promptly and efficiently with the escrow agent Escrow.com to arrange:

(a)	the transfer of the Registration to Purchaser; and

(b)	payment of the Purchase Price to Vendor in accordance with Section 2 above. Purchaser will be responsible for the charges of the escrow agent.

4.	CESSATION OF USE OF DOMAIN NAME

4.1	Immediately upon completion of the transfer of the Domain Name to Purchaser, the Vendor and all persons and entities controlled by or affiliated with Vendor shall refrain from using or seeking to register as a domain name, email address, metatag, keyword, social network user name, business name, corporate name, trade name or trademark, any word or combination of letters that is:

(a)	confusingly similar to the Domain Name; or

(b)	that is a variation or permutation of the word “look”,

except as set forth on Schedule “A” attached.

5.	REPRESENTATIONS AND WARRANTIES OF VENDOR

5.1	Vendor represents and warrants to Purchaser, acknowledging that Purchaser is relying on these representations and warranties in entering into this Agreement, that:

(a)	Vendor is the sole legal and beneficial owner, registrant and user of the Domain Name and has sufficient authority and right to enter into this Agreement and perform its obligations hereunder, and in particular, to transfer all title and ownership of the Domain Name and the Registration to Purchaser as provided in this Agreement, free and clear of all liens, charges and encumbrances;

(b)	as at the Effective Date, there are no outstanding or pending proceedings under the Uniform Dispute Resolution Policy and there have been no third party claims, threats or demands against Vendor or any persons or entities controlled by or affiliated with Vendor in connection with the registration and/or use of the Domain Name, including claims for infringement of third party trade-mark or other intellectual property rights;

(c)	there is no contract, option or any other right of any person binding upon Vendor, or which at any time may become binding upon Vendor, to sell, transfer, assign, license or in any other way dispose of or encumber the Domain Name or the Registration, other than pursuant to the provisions of this Agreement; and

(d)	neither Vendor nor any person or entity controlled by or affiliated with Vendor is the registrant or owner of any domain name, email address, metatag, keyword, social network user name, business name, corporate name, trade name or trade-mark, comprised of any word or combination of letters that is:

(i)	confusingly similar to the Domain Name; or

(ii)	that is a variation or permutation of the word “look”,

except as set forth on Schedule “A”, attached.

6.	COVENANTS OF VENDOR

6.1	Except to the extent Vendor is specifically required by governmental authorities or is otherwise legally ordered to do so by any Court, tribunal, administrative or governmental authority, or as is required by applicable securities laws, neither Vendor nor any person or entity controlled by or affiliated with Vendor will, at anytime in the future:

(a)	disclose to any third party the amount paid by Purchaser to Vendor hereunder for the Domain Name;

(b)	publicize this transaction and in the event that any third party approaches Vendor for information about the sale of the Domain Name, such third party will either be ignored and not responded to or told that such information is not available; or

(c)	directly or indirectly interfere with Purchaser’s or any assignee of Purchaser’s rights in the Domain Name or Purchaser’s or any assignee of Purchaser’s use or registration, or future transfer, of the Domain Name.

7.	GENERAL

7.1	Each of the parties will execute and deliver such further and other documents as may be necessary to give effect to this Agreement and to carry out its provisions.

7.2	Except as specified in Section 3.1 above, each of the parties will be responsible for payment of their own fees, costs and expenses incurred in connection with the transfer of the Domain Name and the Registration. Vendor will be responsible for the payment of any applicable taxes arising as a result of its sale of the Domain Name herein.

7.3	This Agreement will inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

7.4	This Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other understandings, agreements, representations or warranties, whether expressed or implied, written or oral, relating thereto. This Agreement may only be varied in writing, signed by an authorized representative of each party.

7.5	This Agreement will be governed by the laws of the State of New York and the laws of United States applicable therein. All disputes arising from or relating to the Agreement will be adjudicated in the U.S. District Courts in New York, NY.

7.6	This Agreement may be executed by the parties in counterparts. Each party may use facsimile transmission to deliver an executed copy of this Agreement but will forward by commercial courier an originally executed copy to the other party promptly following execution. Time is of the essence in all matters related to this Agreement.

7.7	In the event that any provision of this Agreement is not enforceable, such provision will be severed from this Agreement, and the remainder of this Agreement will remain in full force and effect.

7.8	Sections 4, 5, 6 and 7 of this Agreement will survive the completion of the transfer of the Domain Name and the Registration to Purchaser.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to have effect from the Effective Date.

BANKS.COM, INC.

Per:	/s/ Daniel M. O’Donnell
Daniel M. O’Donnell

QUIDSI, INC.

Per:	/s/ Marc Lore
Marc Lore